Exhibit 99.3

July 23, 2004

Via Email & Federal Express

Kevin Donohue, Esq.

California Department of Managed Health Care

980 Ninth Street

Suite 500

Sacramento, California  95814

RE:                              Anthem/WellPoint

Dear Mr. Donohue:

This is to provide you with certain additional information relating to the transaction that is the subject of a pending Notice of Material Modification filed by Blue Cross of California with the Department of Managed Health Care.

WellPoint Health Networks Inc. (“WellPoint”), the ultimate parent entity of Blue Cross of California and BC Life & Health Insurance Company, has previously entered into an Amended and Restated Agreement and Plan of Merger effective as of October 26, 2003 (the “Merger Agreement”), by and among WellPoint, Anthem, Inc. (“Anthem”) and Anthem Holding Corp.  As required by Section 1.11 of the Merger Agreement, at the closing Anthem will issue replacement stock options for all of WellPoint’s exercisable and unexercisable stock options.

For WellPoint’s executive officers (Leonard Schaeffer, David Colby, Thomas Geiser, David Helwig, Joan Herman, Gene Householter, Rebecca Kapustay, Woodrow Myers, Jr., M.D., John O’Rourke, Ronald Ponder, Alice Rosenblatt, John Watts, Jr. and Dennis Mark Weinberg), the replacement options issued for outstanding unexercisable options would only become exercisable under the original exercisability schedule or immediately upon death or disability.  That is, if the executive experienced a constructive or involuntary termination, the options would only become exercisable upon the passage of the requisite amount of time specified in the original WellPoint option.  In order to provide assurances that these executives clearly have a stake in the combined company’s performance following the merger, there would be no accelerated exercisability upon any constructive or involuntary termination.  As a result, each WellPoint executive’s interests would be directly aligned with WellPoint’s other stockholders, because they would be subject to stock price risk over the remaining period in which the options become exercisable.  Because this change is contrary to the provisions of the current employment arrangements applicable to the executives and, therefore, requires their consent, WellPoint has obtained the agreement of each of WellPoint’s executives to this potential modification of unexercisable stock options.  Replacement options issued for exercisable options would not be modified in any fashion.  Anthem has informed WellPoint that Anthem’s senior executives (Larry Glasscock, David Frick, Michael Smith, Thomas Snead, Keith Faller, Marjorie Dorr, Samuel Nussbaum, M.D. and Mark Boxer) have agreed to similar changes to their outstanding unexercisable options.

Anthem has also indicated that it intends to modify the terms of replacement unexercisable options issued to optionholders, other than WellPoint’s directors and the executive officers named in the transaction’s proxy statement/prospectus (the “non-executives”).  Under WellPoint’s standard form of option agreement, optionholders that believe they have experienced a potential constructive termination must raise their claim within 60 days of the potential constructive termination.  Anthem has indicated that it intends to issue replacement options for non-executives that become exercisable on the original exercise date, independent of the optionholder’s employment status on such date.  The expiration date of the replacement options would be the same as that of the original options and the exercisability dates of the replacement options would be unchanged.  Anthem has indicated that this change is not expected to adversely affect employee retention and, indeed, may enhance retention by diminishing employees’ incentives to unduly raise claims of constructive termination for fear of potentially waiving their rights.  Because of complicated tax issues, for stock options that qualify as “incentive stock options” (“ISOs”), this change may need to be addressed by providing that unexercisable options would become exercisable upon termination of employment, whether voluntary or involuntary.  Replacement options issued to non-executives for exercisable options would not be modified in any fashion.

Of course, none of these actions would take place unless the transactions contemplated by the Merger Agreement are consummated. If you have any questions, please advise.

Very truly yours,

/s/ Thomas C. Geiser
Thomas C. Geiser